EXHIBIT 10.63

First Amendment to
Agreement and Plan of Merger

This First Amendment to Agreement and Plan of Merger ("First Amendment") is entered into as of October 10, 2005 by and among I-55 Internet Services, Inc. (the "Company"), XFone, Inc. (the "Parent"), XFone USA, Inc. (the "Subsidiary") and Hunter McAllister and Brian Acosta (the "Principals").

WHEREAS, the Company, Parent, Subsidiary and Principals entered into that certain Agreement and Plan of Merger dated as of August 26, 2005 (the "Merger Agreement");

WHEREAS, to induce the Company and Subsidiary not to terminate the Merger Agreement due to a material adverse effect that Hurricane Katrina has had on the assets and business of Company, the Company and Principals are willing to enter into this First Amendment to provide for the following: (i) an increase in the Escrow Fund from 20% to 50% of the Aggregate Merger Consideration and to have all the Company Stockholders contribute to establish the Escrow Fund; (ii) to provide a mechanism to allow the Company and Subsidiary to make a claim for a loss under the Escrow Fund if there is a loss of revenues from the customers of the Company in the future or for the Parent to issue additional consideration if there is an increase in revenues from the customers of the Company in the future; and (iii) to provide that the parties may enter into a Management Agreement pending closing of the Merger.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable value of consideration, the parties do hereby agree as follows (capitalized terms used herein have the same meaning as defined in the Merger Agreement, unless otherwise specified herein).

1.  Amendments.

(a)	The following sentence is added to Section 1.01 as follows:

The "Management Date" shall mean a date prior to the Closing Date that the Company and the Subsidiary enter into a Management Operating Agreement; provided, however, if the Company and Subsidiary fail to enter into a Management Operating Agreement, the Management Date shall be the Closing Date.

(b)	The term "Closing Date" shall be replaced with the term "Management Date" in the following sections: 1.03(a)(i)(1); 1.03(a)(i)(2); 1.07; 4.05; and 5.02(h).

(c)	There is added a Section 4.15 as follows:

Section 4.15. Customer Billing Adjustment. Since it is impossible to currently determine the impact that Hurricane Katrina will have on the business and revenues of the Company, the parties agree as follows: (i) the Parent and Subsidiary will be entitled to claim as a Loss under Section 6.01 hereof and proceed against the Escrow Fund to recover an amount equal to any "Negative Customer Billing Adjustment Amount" (as defined herein) not to exceed the Escrow Fund or (ii) the Parent shall adjust the Aggregate Merger Consideration by an amount equal to any “Positive Customer Billing Adjustment Amount” (as defined herein) not to exceed a maximum of $1,927,083.50. The parties agree that any Positive Customer Billing Adjustment Amount shall be satisfied by the issuance of a number of Parent Common Stock and Parent Stock Warrants in a ratio of 2/3 Parent Common Stock and 1/3 Parent Stock Warrants and that the value of the Parent Common Stock shall be determined using the weighted average price as reported on the website of the American Stock Exchange for the Parent Common Stock for the ten (10) trading days immediately preceding March 1, 2006 and the Parent Stock Warrants shall be valued using the value established for such Parent Stock Warrants as of the Effective Date. Each Company Stockholder shall be entitled to receive the same proportion of the additional Purchase Price paid for the Positive Customer Billing Adjustment as each did of the original Aggregate Merger Consideration.

The "Negative Customer Billing Adjustment Amount" shall be calculated as follows: First, take the percentage obtained by dividing the February 2006 Customer Billings (as defined herein) for the Company Customer Base (as defined herein) by the July 2005 Customer Billings for the Company Customer Base, which the parties agree to be $489,531.65, and (i) if this percentage is less than 85%, subtract this percentage from 85% and multiply the result by the dollar value of the Aggregate Merger Consideration (which is $3,854,167.00) to determine the Negative Customer Billing Adjustment Amount, or (ii) if this percentage is greater than 85%, then the Customer Billing Adjustment Amount shall be zero. For example, if the February 2006 Customer Billing is $450,000, then the Negative Customer Billing Adjustment Amount is equal to zero ($0) since $450,000/489,531.65 is greater than 85%. If the February 2006 Negative Customer Billing is $400,000, then the Customer Billing Adjustment Amount is equal to $126,773.18 [.85 - (400,000/489,531.65) x 3,854,167.00].

The “Positive Customer Billing Adjustment Amount” shall be calculated as follows: First, take the percentage obtained by dividing the February 2006 Customer Billings for the Company Customer Base by the July 2005 Customer Billing, for the Company Customer Base and (i) if the percentage is more than 115%, then subtract 115% from this percentage and multiply the result by the dollar value of the Aggregate Merger Consideration (which is $3,854,167.00) to determine the Positive Customer Billing Adjustment Amount or if this percentage is less than 115%, then the Positive Customer Billing Adjustment Amount shall be zero. For example, if the February 2006 Customer Billing is $500,000, then the Positive Customer Billing Adjustment Amount is equal to zero since $500,000/$489,531.36 is less than 115%. If the February Customer Billing is $600,000, then the Positive Customer Billing Amount is equal to $291,613.98 ($600,000/$489,531.36) - 1.15 x $3,854,167.

For purposes of this Section 4.15, the following shall have the following meaning:

"Company Customer Base" - shall mean the customers of the Company as listed on Schedule 4.15 attached hereto.

"February 2006 Customer Billings" shall mean the charges as shown on the February 2006 Billing Report of the Subsidiary for each of the customers in the Company Customer Base who do not have any receivables which are more than 90 days old from the invoice date plus 2.78% of the sum of the following amounts (each of which amounts shall be determined as of the first anniversary date of the Effective Date): (i) the amount of insurance payments received as a result of claims related to Hurricane Katrina in excess of the amount expended to replace the property damaged by Hurricane Katrina and (ii) government cash grants (not loans) received as a result of Hurricane Katrina.

The Parent's independent public accountants shall calculate the Negative and/or Positive Customer Billing Adjustment Amount by no later than 30 days from the first anniversary date of the Effective Date.

If there is a Negative Customer Billing Adjustment Amount, the Parent and Subsidiary shall be entitled to present a claim for the Negative Customer Billing Adjustment Amount to the Escrow Agent.

If there is a Positive Customer Billing Adjustment Amount, the Parent shall issue the Parent Common Stock and Parent Stock Parents due each Company Shareholder within thirty (30) days of the date of determination by the Parent’s independent public accountants.

(d)	Section 5.01 (a) is amended to delete in (iii) thereof the word “shareholders” and replace it with the words “board of directors”.

(e)	Section 5.01 (e) is amended to read as follows:

(e) MCG Debt and Warrants. MCG shall have agreed to accept Parent Common Stock in full payment for the MCG Debt on terms acceptable to the Parent and all obligations owed by the Company to MCG under the MCG Credit Facility shall have been extinguished, including, but not limited to, the MCG Warrants.

(f)	Section 5.02 (i) is amended to add the following sentence thereto:

MCG shall have entered into an agreement in form satisfactory to the Parent and Subsidiary agreeing to accept Parent Common Stock in payment in full of the MCG Debt and agreeing as a Company Stockholder to be bound by the provisions of this Merger Agreement.

(g)	Section 5.02(p) is amended to read as follows:

"(p) AMEX Approval. Approval by the American Stock Exchange of the issuance of the Parent Stock and Warrants to be issued in connection with this transaction.”

(h)	Section 5.02 is amended to add thereto a subparagraph (r) as follows:

“(r) Each Company Stockholder shall have executed an Acknowledgment in form satisfactory to the Parent agreeing to be bound by the terms of this Merger Agreement, including Article VI of the Merger Agreement and to the appointment of the Principals as the Shareholder Representative to act on such Company Stockholder’s behalf as provided in Article VI of this Merger Agreement.

(i)	Article VI is amended in its entirety to read as follows:

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
POST-CLOSING COVENANTS

6.01 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company and each of the Principals contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall remain in effect until, and will expire upon the second year following the Closing Date (the "Termination Date"), except for the representations and warranties set forth in Section 2.10 (Tax Matters) which shall survive the Termination Date until the expiration of the applicable statute of limitations. The representations and warranties of the Parent and the Subsidiary contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement will expire upon the Termination Date, provided that the maximum liability of the Parent and Subsidiary for any breach of a representation or warranty shall be twenty percent of the Aggregate Merger Consideration, and any liability shall be satisfied by the issuance of a number of shares of Parent Common Stock and Parent Stock Warrants in a ratio of 2/3 Parent Common Stock and 1/3 Parent Stock Warrants with a value equal to the amount of such liability as established at the time of payment using the same formula as in the definition of such terms as provided in Section 1.03 hereof. Notwithstanding the foregoing:

(i) the Termination Date or limitation or indemnification as set forth in 6.2(e) shall not apply to claims based upon intentional fraud; and

(ii) the representation, warranty, covenant or obligation that is the subject matter of a timely submitted Claim Notice (as defined in Section 6.01(c)) shall not so expire with respect to such Claim Notice or any subsequent Claim Notice that is reasonably related to the subject matter of such Claim Notice, but rather shall remain in full force and effect until such time as each and every claim that is based upon, or that reasonably relates to, any breach or alleged breach of such representation, warranty, covenant or obligation and that is reasonably related to the subject matter of such Claim Notice or any such subsequent Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed by the Principals, as Shareholder Representative for the Company Stockholders and the Parent and Subsidiary or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(b) No disclosure in any Schedule referred to in Article II will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the applicable disclosure schedule identifies the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty regards the existence of the document or other item itself).

(c) For purposes of this Agreement, a "Claim Notice" relating to a particular representation, warranty, covenant or obligation shall be deemed to have been given if the Parent or Subsidiary, acting in good faith, delivers within the time periods provided in Section 6.01(a) to the Principals, as Shareholder Representative for the Company Stockholders and the Escrow Agent a written notice stating that such Indemnified Party believes that there is or has been a possible breach of such representation, warranty, covenant or obligation and containing (i) a brief description of the circumstances supporting such Indemnified Party's belief that there is or has been such a possible breach; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential damages that have arisen and may arise as a direct or indirect result of such possible breach. For purposes of this Agreement, "Parent Indemnified Parties" shall mean the following persons and entities: (a) Parent; (b) Parent's current and future affiliates and Subsidiary; (c) the respective officers, directors, employees and agents of the persons and entities referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the persons and entities referred to in clauses "(a)" and "(b)" above; provided, however, that none of Hunter McAllister or Brian Acosta or any of the Company Stockholders shall be deemed to be a Parent Indemnified Party.

6.02 Indemnification by the Company Stockholders; Escrow Fund.

(a) The Company Stockholders, jointly and severally, agree that, subject to the limits of Sections 6.01 and 6.02(b)-(e), from and after the Effective Date, the Company Stockholders shall indemnify and hold the Parent Indemnified Parties harmless against all claims, losses, liabilities, damages, lawsuits, administrative proceedings, investigations, audits, demands, assessments, adjustments, judgments, settlement payments, penalties, fines, interest, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (individually a "Loss" and collectively "Losses") incurred by the Parent Indemnified Parties directly or indirectly as a result of:

(i) any inaccuracy or breach of a representation or warranty of the Company or any Principal contained in: (A) this Agreement both as of the date of this Agreement and as of the Effective Time as if made on and as of the Effective Time; (B) any of the agreements executed in connection with this Agreement; or (C) or in any certificate, instrument or other document delivered by the Company or any Principal pursuant to the terms of this Agreement; or

(ii) any failure by the Company or any of the Principals to perform or comply with any covenant contained in this Agreement or in any of the agreements executed in connection with this Agreement; or

(iii) any Negative Customer Billing Adjustment Amount as determined in accordance with Section 4.13 hereof.

(b) (i) As security for the indemnity provided to the Parent Indemnified Parties in this Article VI and by virtue of this Agreement and the Articles of Merger, the Company Stockholders agree that an amount of the Parent Company Stock and Parent Stock Warrants to which they are entitled at the Effective Date of the Merger equal to fifty percent (50%) of the Aggregate Merger Consideration (the "Escrow Shares") shall be deposited with the Escrow Agent and held in the name of the Escrow Agent pursuant to the Escrow Agreement and each of the Company Stockholders direct the Parent to deposit the Escrow Shares (plus any additional shares as may be issued in respect of any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Shares) with the Escrow Agent, without any act of the Company Stockholders, such deposit to constitute an escrow fund (the "Escrow Fund"). Each Company Stockholder shall be required to contribute the Company Stockholder's Pro Rata Portion (as defined herein) of the Escrow Shares with the escrow to be funded in the same proportions of Parent Company Stock to Parent Stock Warrant that each Company Stockholder received in connection with the Merger. It is understood and agreed that the portion of the Aggregate Merger Consideration deposited into the Escrow Fund by each of the Company Stockholders shall be issued and outstanding on the books of Parent, and the Company Stockholders shall be the owners thereof, but registered in the Escrow Agent's name until the Escrow Agreement is terminated.

Any cash dividends paid on Parent Common Stock in the Escrow Fund shall be deposited with the Escrow Agent and become part of the Escrow Fund. Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) so long as such shares of Parent Common Stock or other voting securities are held in the Escrow Fund. The Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Central Time, on the second year from the Effective Date, unless sooner terminated due to the distribution of the Escrow Fund at an earlier date or unless the termination date is extended due to pending Claims Notice(s) for indemnification in accordance with this Section 6.03. For purposes of satisfying the indemnification obligations of this Section 6.02, the shares of Parent Common Stock and Parent Stock Warrants in the Escrow Fund shall be valued as of (i) the date that the Parent Indemnified Party sends notice to release a portion of the Escrow Fund in satisfaction of a Loss as determined in accordance with this Article VI or (ii) the date that the Principals as Shareholder Representative for the Company Stockholders request a release of a portion of the Escrow Fund in accordance with Section 6.02(b); provided if there is a counter-notice to the requested release from the Escrow given disputing the requested release from the Escrow, then the date for valuation shall be suspended until such time as the Escrow Agent is requested to make payment upon a joint instruction of the Parent Indemnified Party and the Principals, as Shareholder Representative for the Company Stockholders or the date of a final non-appealable order of a court of competent jurisdiction is entered as to the disputed release. The Parent Common Stock shall be valued at the closing trading price for the ten trading days immediately preceding the valuation date and the Parent Stock Warrants shall be valued at the price at which they were valued and issued on the Effective Date in connection with the Merger. The Escrow Agent shall satisfy any indemnification obligations first with the Parent Common Stock and then with the Parent Stock Warrants. The Escrow Fund shall be governed by the terms of this Agreement and the Escrow Agreement. The Parent Indemnified Parties' right to recover any property held pursuant to the Escrow Agreement shall be in addition to and not in limitation of any other rights or remedies of the Parent Indemnified Parties at law or in equity.

"Company Stockholder's Pro Rata Portion" shall mean, with respect to each Company Stockholder, an amount equal to the quotient obtained by dividing (x) the number of shares of the Parent Common Stock which the Company Stockholder is entitled to receive in connection with the Merger by (y) the total number of shares of the Parent Common Stock that all Company Stockholders are entitled to receive in connection with the Merger.

(ii) The percentage set forth below of each Company Stockholder's Pro Rata Share of the Escrow Fund shall be released upon the happening of the following events provided that at the date of the required release that there remains sufficient Escrow Funds to cover the maximum amount of any pending Claims Notice(s) as provided in this Article VI: (1) one-half (1/2) shall be released within 60 days after the end of the first full 14 month period following the Effective Date; and (2) one-half (1/2) shall be released within 60 days after the end of the first full twenty-four month period following the Effective Date. If there are any Pending Claims outstanding at the second anniversary of the Effective Date, the Escrow Agreement shall continue until final resolution of any such Pending Claims in accordance with this Article VI.

(iii) The Parent Indemnified Party agrees that each Company Stockholder shall only be responsible for such Company Stockholder's Pro Rata Portion of such Loss and each Company Stockholder's Escrowed Shares in an amount equal to the Company Stockholder's Pro Rata Share of such Loss shall be subject to release to the Parent Indemnified Party to satisfy such Company Stockholder's Pro Rata Share of the Loss.

(c) For purposes of quantifying the amount owing to any Parent Indemnified Party under this Section 6.02 resulting from a Loss or Losses caused by a breach of any representation or warranty given in Article II hereof, the term material adverse effect or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty shall be disregarded.

(d) For purposes of this Agreement and without limitation, a breach of the representations and warranties included in Sections 2.01, 2.02 and 2.03 hereof will be deemed a "willful misrepresentation."

(e)  Limitation on Indemnification. Notwithstanding any provision of this Agreement to the contrary, after the Effective Time, no Parent Indemnified Party shall be entitled to indemnification until such Parent Indemnified Parties suffer Losses in excess of $60,000 in the aggregate (the "Basket Amount"), in which case the Parent Indemnified Parties shall be entitled to recover all Losses including the Basket Amount; provided, however, any amounts required to be paid resulting from any failure by the Company or any of the Principals to perform or comply with any covenant contained in this Agreement or any Related Agreement and any claim for any Negative Customer Billing Adjustment Amount shall not be subject to such Basket Amount; and provided further, however, that any amounts required to be paid by the Parent or the Surviving Corporation as a result of the Company's breach of, or any inaccuracy contained in, Section 2.21 herein shall not be subject to such Basket Amount. The total liability of each Company Stockholder shall be limited to his/her Escrow Shares then remaining in the escrow and no Company Stockholder shall have any personal liability beyond his Escrow Shares; provided that each of the Principals shall have personal liability if the claim is based upon intentional fraud by such Principal.

6.03 Indemnification Procedures. All claims for indemnification under Section 6.02 shall be asserted and resolved as follows:

(a) Third-Party Claims. In the event any Parent Indemnified Party becomes aware of a third-party claim that such Parent Indemnified Party believes may result in a demand under Section 6.02, such Parent Indemnified Party shall notify the Principals, as Shareholder Representative of the Company Stockholders of such claim who agree to notify the other the Company Stockholders, and the Company Stockholders shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such claim. The Parent Indemnified Party shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the written consent of the Principals, as Shareholder Representative of the Company Stockholders, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of Losses relating to such matter. In the event that the Principals have consented to any such settlement, then the Company Stockholders shall not have the power or authority to object to the amount of any claim by any Parent Indemnified Party with respect to such settlement.

(b) Non-Third Party Claims. In the event a Parent Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, the Parent Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Principals, as Shareholder Representative of the Company Stockholders and the Escrow Agent (if applicable). If both the Principals, as Shareholder Representative for the Company Stockholders do not notify the Parent Indemnified Party within ten (10) calendar days from the date of receipt of such Claim Notice that the indemnifying party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder. In case the Principals, as Shareholder Representative for the Company Stockholders shall object in writing to any claim made in accordance with this Section 6.03(b), the Parent Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Principals, as Shareholder Representative of the Company Stockholders. If after such fifteen (15) calendar day period there remains a dispute as to any claim, the parties shall attempt in good faith for sixty (60) calendar days to agree upon the rights of the respective parties with respect to each of such claims. If the Parent Indemnified Parties and the Principals, as Shareholder Representative of the Company Stockholders should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Parent Indemnified Parties and the Principals, as Shareholder Representative of the Company Stockholders, which agreement shall be binding on all of the Company Stockholders and the Company Stockholders agree that the Principals shall have the power to act for all of them as their respective Shareholder Representative. If the parties do not so agree, and a claim has been made against the Escrow Fund, the Escrow Agent shall refrain from disbursing any portion of the Escrow Fund until resolution of such dispute in the form of (i) a final written decision of an arbitrator or (ii) a final non-appealable order of a court of competent jurisdiction.

(c) The Parent Indemnified Party's failure to give reasonably prompt notice to the Principals, as Shareholder Representative of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve any indemnifying party of any liability which the indemnifying party may have to the Parent Indemnified Party unless the failure to give such notice materially and adversely prejudiced the indemnifying party.

(d) Each Company Stockholder hereby appoints the Principals as Shareholder Representative to act on its behalf as provided in this Article VI and the act of the Principals taken under this Article VI and the Escrow Agreement shall be binding on the Company Stockholders and the Parent Indemnified Parties shall have the right to rely on the acts of the Principals as those of the Company Stockholders for purposes of this Article VI and the Escrow Agreement. The Company Stockholders agree that the Principals shall have the right to act on behalf of all Company Stockholders provided that Company Stockholders who held a majority in interest of the Company Common Stock as of the Effective Date approve such action.

6.04 No Contribution. Each Company Stockholder waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Subsidiary in connection with any indemnification or other rights any Indemnified Party may have under or in connection with this Agreement.

6.05 Benefit Plans. Each former Company employee who is offered and accepts employment with Subsidiary shall be entitled to credit for time served with the Company for any purpose relating to the Subsidiary’s or Parent’s plans, including the amount of any benefits, whether such benefits are available, and the vesting of any benefits. Nothing in this Section 6.05 obligates Subsidiary to offer employment to any Company employee.

2.  Parent Waiver. Upon receipt of this First Amendment as executed by the Company and Principals, Parent agrees that Hurricane Katrina and/or its effects have not caused and will not cause a material adverse affect on the Company for the purpose of the condition to closing set forth in Section 5.02(c) of this Agreement. Further, in consideration for this First Amendment, Parent hereby waives and releases any claim it might otherwise have had that Hurricane Katrina and/or its effects have resulted or will result as of the Effective Time in the breach by the Company or the Principals of the following representations, warranties or covenants in the Merger Agreement: (i) the representation that there will have been no event having a material adverse impact on the Company as set forth in Section 2.09(t); (ii) the representation in Section 2.17 that all accounts receivable will be collected within 90 days after such accounts arose, and (iii) the representations with respect to the discontinuance of customer contracts due to customer financial difficulties; provided, however, the foregoing waiver shall not prevent the Parent from seeking recovery for a breach of the foregoing representations if such were false or incorrect as of the date the Agreement was executed or to the extent the representation relates to a specific time prior to the date of Hurricane Katrina. Conversely, Company retains the right to contend that Hurricane Katrina had other effects not anticipated at this time and that such effects, including any breaches of warranties or representations, are waived and released by this Amendment. Should Parent or Subsidiary contend that a breach of the representations specifically enumerated above predated Hurricane Katrina or if Company contends that a breach of a representation or warranty other than those specifically enumerated above was caused by Hurricane Katrina, then, if the other party disputes such contention, then the dispute shall be mediated, and if mediation does not resolved that dispute, then the dispute shall be resolved via binding arbitration before a single arbitrator pursuant to the Commercial Rules of the American Arbitration Association.

3.  Ratification. The Merger Agreement as amended hereby is ratified and affirmed, and except as expressly amended hereby, all other terms and provisions of the Merger Agreement remain unchanged and continue in full force and effect.

4.  Execution. This First Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to accept facsimile signatures as an original signature.

Executed as of the day and year first above written.

XFONE, INC	I-55 INTERNET SERVICES, INC
/s/ Guy Nissenson	/s/ Hunter McAllister
Guy Nissenson	Hunter McAllister
President and CEO	President/CEO

XFONE USA, INC	PRINCIPALS:
/s/ Wade Spooner	/s/ Hunter McAllister
Wade Spooner	Hunter McAllister
President

/s/ Brian Acosta
Brian Acosta

Schedule 4.15

List of Company Customers